Exhibit 99.1

Notice to Directors and Executive Officers of

AGL Resources Inc. (the “Company” or “we”)

Concerning the Blackout Period under Retirement Savings Plus Plan

The AGL Resources Inc. Retirement Savings Plus Plan (the “RSPP”) will be changing recordkeeping systems. In connection with this change, all RSPP participants will be temporarily unable to access their RSPP account, including being unable to:

•	direct or diversify investments in their RSPP accounts (including transfers into or out of AGL Resources Common Stock),
•	change their contribution rate,
•	receive distributions from the RSPP,
•	make hardship withdrawals from the RSPP, and
•	obtain RSPP loans.

This short-term period during which RSPP participants will be unable to exercise these rights qualifies as a “blackout period” under the Sarbanes-Oxley Act of 2002 and related rules and regulations.  As a result of the blackout, we are required to prohibit our directors and executive officers from trading in AGL Resources Common Stock (and related equity securities, such as stock options) during this blackout period (the “Retirement Plan Blackout”).

The Retirement Plan Blackout will begin on Thursday, January 10, 2008 and is expected to end on Wednesday, January 16, 2008.  If there is a subsequent change in the timing of the Retirement Plan Blackout, we will send you an updated notice.

During the Retirement Plan Blackout, you are not permitted to purchase, sell, or otherwise acquire or transfer, directly or indirectly, any shares of AGL Resources Common Stock.  Examples of prohibited transactions in Company stock include (but are not limited to) the following:

✓	Open market purchases or sales

✓	Stock option exercises

✓	Selling shares received under the Employee Stock Purchase Plan

✓	Purchasing shares through ResourcesDirect (the Company’s direct stock purchase and dividend reinvestment plan)

✓	RSPP transactions that involve the Company Common Stock (e.g., fund switching or changing your current or future contributions)

✓	Nonqualified Savings Plan (NSP) transactions that involve the Company Common Stock (e.g., fund switching or changing your current or future contributions)

These prohibitions also apply to transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement.  The trading prohibitions do not apply to certain transactions, such as continuing your present salary deferral contributions into the RSPP, certain other “automatic” transactions, certain Rule 10b5-1 plan transactions and bona fide gifts (collectively, “Exempt Transactions”).

Normally, the Retirement Plan Blackout restrictions only would apply to shares that you acquired in connection with your services as a director or executive officer of the Company.  However, the present Retirement Plan Blackout will occur during our normal quarterly earnings release blackout period for the fourth quarter of 2007, which began 14 days before the end of the Company’s fiscal quarter and will not end until after the second full trading day after the release of earnings (the “Earnings Blackout”).  As you know, during the Earnings Blackout, you and your family are prohibited from engaging in transactions in Company securities, whether or not you received those securities in connection with your services as a director or executive officer of the Company.  To avoid any confusion between these trading periods, we are advising you not to engage in any transaction of Company securities during the Retirement Plan Blackout, other than Exempt Transactions.

Any profit you realize from any transaction involving AGL Resources Common Stock during the Retirement Plan Blackout period (other than an Exempt Transaction) is recoverable by AGL Resources Inc.  In addition, you are subject to civil and criminal penalties if you violate the trading rules involving the Retirement Plan Blackout or the Earnings Blackout.  Accordingly, we strongly urge you to refrain from making any trades in our Common Stock during either blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to these prohibitions, you should contact Anne Tkacs, Executive Director, Corporate Compliance, at AGL Resources Inc., Ten Peachtree Place, NE, Loc. 1065, Atlanta, Georgia 30309, telephone: (404) 584 - 3408.